PROSPECTUS Dated January 25, 2006	Amendment No. 1 to dated February 15, 2008 to
AMENDMENT No. 1 to PROSPECTUS SUPPLEMENT	Pricing Supplement No. 503 to
Dated July 24, 2007	Registration Statement No. 333-131266
Dated February 8, 2008
Rule 424(b)(2)

$7,800,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

PLUS due November 15, 2013
Based on the Performance of a Hybrid Basket Composed of
Equity and Commodity Indices and Shares
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the S&P 500 Index, the Nikkei 225 Index, the Dow Jones-AIG Commodity IndexSM, which we refer to as the DJAIG Index, the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, and the Russell 2000® Index, which we refer to as the Russell 2000 Index and together with the S&P 500 Index, the Nikkei 225 Index, the DJAIG Index and the EuroStoxx Index, as the indices, and shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, each of which we refer to as a basket component and together as the basket components.
•	The stated principal amount of each PLUS is $10.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the basket percent increase is positive you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to $10 plus the leveraged upside payment.  The leveraged upside payment will equal $10 times the basket percent increase times 160%, which we refer to as the leverage factor.

º	There will be no maximum payment at maturity on the PLUS.
º
If the basket performance factor is less than 100%, meaning the final average value of the basket has declined from its initial value, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $10 times (ii) the basket performance factor, which will be an amount less than, and possibly significantly less than, the $10 stated principal amount of the PLUS.

•
The basket percent increase will equal the sum of the products of the respective final average values for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component.

º
The initial value for each basket component is (i) in the case of the S&P 500 Index and the Russell 2000 Index, 1,331.29 and 698.90, which are the respective closing values of the indices on the day we priced the PLUS for initial sale to the public, which we refer to as the pricing date, (ii) in the case of the DJAIG Index, 197.873, which is the official settlement price of the index on the index business day immediately following the pricing date, (iii) in the case of the Nikkei 225 Index and the EuroStoxx Index, 13,021.96 and 3,678.16, which are the respective closing values of the indices on the index business day immediately following the pricing date and (iv) in the case of the underlying shares, 132.30, which is the official closing value of an underlying share on the pricing date.

º
The final average value for each basket component will equal (i) in the case of the indices, the respective arithmetic average of the closing values of each index on each of November 7, 2012, December 7, 2012, January 7, 2013, February 7, 2013, March 7, 2013, April 7, 2013, May 7, 2013, June 7, 2013, July 7, 2013, August 7, 2013, September 7, 2013, October 7, 2013 and November 7, 2013, which we refer to as the averaging dates and (ii) in the case of the underlying shares, the arithmetic average of the official closing price of an underlying share times the adjustment factor on each of the averaging dates, in each case as calculated on the final averaging date.  The adjustment factor with respect to the underlying shares will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

•
The basket performance factor will equal the sum of the products of the final average value for each basket component divided by the respective initial value for such basket component times the respective basket weighting for such basket component.

•
The basket weightings are 25%, 18%,  17%, 15%, 15% and 10% for the S&P 500 Index, the Nikkei 225 Index, the DJAIG Index, the EuroStoxx Index, the Russell 2000 Index and the underlying shares, respectively.

•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 61747W547.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$0.30	$9.70
Total	$7,800,000	$234,000	$7,566,000
(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the S&P 500 Index, the Nikkei 225 Index, the Dow Jones-AIG Commodity IndexSM, which we refer to as the DJAIG Index, the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, and the Russell 2000® Index, which we refer to as the Russell 2000 Index and together with the S&P 500 Index, the Nikkei 225 Index, the DJAIG Index and the EuroStoxx Index, as the indices, and shares of the iShares®MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, each of which we refer to as a basket component and together as the basket components. “Performance Leveraged Upside Securities” and “PLUS” are our service marks.

“S&P 500®,”is a registered trademark of the Standard & Poor’s Corporation and has been licensed for use by Morgan Stanley.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  “Dow JonesSM,” “AIG®” and “Dow Jones–AIG Commodity IndexSM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be, and have been licensed for use for certain purposes by Morgan Stanley. “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use for certain purposes by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  “iShares®” is a registered trademark of Barclays Global Investors, N.A.

Each PLUS costs $10
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due November 15, 2013, Based on the Performance of a Hybrid Basket Composed of Equity and Commodity Indices and Shares, which we refer to as the PLUS.  The stated principal amount and issue price of each PLUS is $10.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee return of 100% of the principal, nor do they pay interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of 100% of the principal at maturity.  If the basket performance factor is less than 100%, we will pay to you an amount in cash per PLUS that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket below its initial value.  The basket performance factor is the sum of the final average values for each basket component as measured over 13 monthly averaging dates, divided by the respective initial values of each such basket component and multiplied by the respective basket weighting for each such basket component.  See “Description of PLUS—Averaging Dates” and “—Averaging Dates.”  The scheduled final averaging date may be postponed in the event of a market disruption event as described in “Description of PLUS—Averaging Dates.”

The basket
We have designed the PLUS to provide investors with exposure to the indices and to the underlying shares.  The following table sets forth the basket components, and the initial value and the percentage weighting of each basket component within the basket:

Basket Component	Initial Value	Percentage Weight of Basket Value
The S&P 500® Index (the “S&P 500 Index”)	1,331.29	25.0%
The Nikkei 225 Index (the “Nikkei 225 Index”)	13,021.96	18.0%
The Dow Jones-AIG Commodity IndexSM (the “DJAIG Index”)	197.873	17.0%
The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	3,678.16	15.0%
The Russell® 2000 Index (the “Russell 2000 Index”)	698.90	15.0%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “underlying shares”)	132.30	10.0%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The basket percent increase will equal the sum of the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component.  The basket performance factor will equal the sum of the final average values for each basket component divided by the respective initial value for each such basket component times the applicable basket component weighting.  The payment at maturity will be determined on the final averaging date as follows:

• If the basket percent increase is positive, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:

$10 + the leveraged upside payment,

where,

leveraged upside payment = ($10 x basket percent increase x leverage factor)

and

basket percent increase  =      The sum of the products of (x) the final average basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

and

leverage factor = 160%

The initial basket component values will equal

(i)	in the case of the S&P 500 Index and the Russell 2000 Index, 1,331.29 and 698.90, which are the respective closing values of the indices on the pricing date,

(ii)	in the case of the DJAIG Index, 197.873, which is the official settlement price of the index on the index business day immediately following the pricing date,

(iii)	in the case of the Nikkei 225 Index and the EuroStoxx Index, 13,021.96 and 3,678.16, which are the respective closing values of the indices on the index business day immediately following the pricing date, and

(iv)	in the case of the underlying shares, 132.30, which is the official closing value of one underlying share on the pricing date.

The final average basket component values will equal:

(i)	in the case of the indices, the respective arithmetic average of the daily closing values or official settlement price, as applicable, of each index on each of the averaging dates, and

(ii)	in the case of the underlying shares, the arithmetic average of the official closing prices of an underlying share times the adjustment factor on each of the averaging dates,

The adjustment factor with respect to the underlying shares will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.  See “Description of PLUS—Adjustment Factor” and “—Antidilution Adjustments.”

Because the performance of the basket components may not be highly correlated, negative or insufficient performance values by any one or more of the basket components could wholly offset positive performance values by other basket components.

•
If the basket performance factor is less than 100%, meaning the value of the basket has declined, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:

$10 x the basket performance factor

• where,

The basket performance factor =      The sum of the products of (x) the final average basket component values for each basket component divided by the respective initial basket component value for such basket component times (y) the respective basket component weighting for such basket component.  Each such product may be expressed by the following formula:

Because the basket performance factor will be less than or equal to 100%, this payment will be less than or equal to $10.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical changes in the value of the basket. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter from January 1, 2003 (with the exception of the underlying shares which commenced trading on April 11, 2003) to, in the case of the S&P 500 Index, the Russell 2000 Index and the underlying shares, February 8, 2008, in the case of the DJAIG Index and the EuroStoxx Index, to February 11, 2008, and in the case of the Nikkei 225 Index, to February 12, 2008, and a graph of the historical performance of the basket for the period from April 11, 2003 to February 8, 2008 (assuming that each of the basket components is weighted in the basket as described in “Description of PLUS—Basket”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

MS & Co. will be the Calculation Agent	We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial value for each basket component and will determine the value of each basket component on each averaging date and whether a market disruption event has occurred and will calculate the final average values for each basket component, the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

Where you can find more information on the PLUS	The PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The PLUS Zone illustrates the leveraging effect of the leverage factor.  The graph is based on the following term:

•	Stated Principal Amount per PLUS:	$10

•	Leverage Factor:	160%

Where the basket percent increase is positive, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment.  Where the basket performance factor is less than or equal to 100%, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor and are consequently amounts less than or equal to the $10 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

At maturity, if the basket percent increase is positive, for each $10 principal amount of PLUS that you hold, you will receive an amount equal to (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, which is 160%.

At maturity, if the basket performance factor is less than or equal to 100%, you will receive for each PLUS that you hold an amount equal to (i) $10 times (ii) the basket performance factor, which will be less than or equal to the stated principal amount of $10 per PLUS.

Below is one example of how to calculate the payment at maturity if the basket percent increase is positive based on the hypothetical leverage factor and the hypothetical data in the respective table below.  Following is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.

Basket Percent Increase Example

Leverage Factor = 160%

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Average Value
S&P 500 Index	25%	1,300.00	1,430.00
Nikkei 225 Index	18%	13,000.00	14,300.00
DJAIG Index	17%	180.00	198.00
EuroStoxx Index	15%	3,500.00	3,850.00
Russell 2000 Index	15%	700.00	770.00
Underlying shares	10%	130.00	143.00

Basket Percent Increase =  (x) the final average basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

[(final average S&P 500 Index value – initial S&P 500 Index value) / initial S&P 500 Index value]  x  25%

plus

[(final average Nikkei 225 Index value – initial Nikkei 225 Index value) / initial Nikkei 225 Index value]  x  18%

plus

[(final average DJAIG Index value – initial DJAIG Index value) / initial DJAIG Index value]  x  17%

plus

[(final average EuroStoxx Index value – initial EuroStoxx Index value) / initial EuroStoxx Index value]  x  15%

plus

[(final average Russell 2000 Index value – initial Russell 2000 Index value) / initial Russell 2000 Index value]  x  15%

plus

 [(final average underlying share price – initial underlying share price) / initial underlying share price]  x  10%.

So, using the final prices above, the sum of the final average basket component value minus initial basket component value divided by initial basket component value times basket weighting for each basket component equals:

S&P 500 Index= [(1,430.00 – 1,300.00) / 1,300.00] x 25%  =  2.5%

plus

Nikkei 225 Index = [(14,300 – 13,000) / 13,000] x 18%  =  1.8%

plus

DJAIG Index =  [(198.00 – 180.00) / 180.00] x 17%  =  1.7%

plus

EuroStoxx Index=  [(3,850.00 – 3,500.00) / 3,500.00] x 15%  =  1.5%

plus

Russell 2000 Index = [(770.00 – 700.00) / 700.00] x 15% = 1.5%

plus

Underlying shares = [(143.00 – 130.00) / 130.00] x 10%  =  1.0%

which equals

basket percent increase   =   10%

The payment at maturity will equal $10 plus the leveraged upside payment.

The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10   x   10%   x   160%   =   $1.60

The final payment at maturity per PLUS will be $11.60, or the stated principal amount of $10 plus the leveraged upside payment of $1.60.

Basket Performance Factor Example

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Average Value
S&P 500 Index	25%	1,300.00	650.00
Nikkei 225 Index	18%	13,000.00	13,650.00
DJAIG Index	17%	180.00	189.00
EuroStoxx Index	15%	3,500.00	3,675.00
Russell 2000 Index	15%	700.00	350.00
Underlying shares	10%	130.00	136.50

Basket Performance Factor =  (x) the final average basket component value for each basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

(final average S&P 500 Index value / initial S&P 500 Index value)  x  25%

plus

(final average Nikkei 225 Index value / initial Nikkei 225 Index value)  x  18%

plus

(final average DJAIG Index value / initial DJAIG Index value)  x  17%

plus

(final average EuroStoxx Index value / initial EuroStoxx Index value)  x  15%

plus

(final average Russell 2000 Index value / initial Russell 2000 Index value)  x  15%

plus

 (final average underlying share price / initial underlying share price)  x  10%.

So, using the final prices above, the sum of the final average basket component value divided by initial basket component value times basket weighting for each basket component equals:

S&P 500 Index= (650.00 / 1,300.00) x 25%  =  12.50%

plus

Nikkei 225 Index = (13,650 / 13,000) x 18%  =  18.90%

plus

DJAIG Index =  (189.00 / 180.00) x 17%  =  17.85%

plus

EuroStoxx Index=  (3,675.00 / 3,500.00) x 15%  =  15.75%

plus

Russell 2000 Index = (350.00 / 700.00) x 15% = 7.50%

plus

Underlying shares = (136.50 / 130.00) x 10%  =  10.50%

which equals

basket performance factor   =   83.00%

In the above example, the final average values of four of the basket components—the Nikkei 225, the DJAIG Index, the EuroStoxx Index and the underlying shares (with a combined weighting of 60% of the basket)—are each 5% higher than their respective initial values, but the final average value of the other basket components—the S&P 500 Index (with a weighting of 25% of the basket) and the Russell 2000 Index (with a weighting of 15% of the basket)—are 50% lower than their initial values.  Accordingly, although the final average values of four of the basket components have increased in value over their respective initial values and the final average value of only two have decreased in value, the final average basket value is less than the initial basket value.

Therefore, the payment at maturity per PLUS will equal the stated principal amount of $10 times the basket performance factor; or

$10   x   83.00%  =   $8.30

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2003 (with the exception of the underlying shares which commenced trading on April 11, 2003) to, in the case of the S&P 500 Index, the Russell 2000 Index and the underlying shares, February 8, 2008, in the case of the DJAIG Index and the EuroStoxx Index, to February 11, 2008, and in the case of the Nikkei 225 Index, to February 12, 2008, and related graphs.  Please also review the graph of the historical performance of the basket for the period from April 11, 2003 through February 8, 2008 (with each of the basket components weighted in the basket as described in “Description of PLUS—Basket” at February 8, 2008) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee any return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you any principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the final average basket value.  If the final average basket value is greater than the initial basket value, you will receive an amount in cash equal to $10 plus the leveraged upside payment.  If the final average basket value is less than the initial basket value, you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–8.

The PLUS will not be listed
The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•   the value of each of the basket components at any time and, in particular, on the averaging dates,

• the volatility (frequency and magnitude of changes in value) of each of the basket components,

• interest and yield rates in the market,

•   geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final average values of the basket components,

• the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade,

• the market prices of the commodities and the commodity contracts underlying the DJAIG Index, and the volatility of such prices,

• trends of supply and demand for the commodities underlying the DJAIG Index at any time,

• the time remaining until the PLUS mature,

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket below its initial value.  In addition, there can be no assurance that the basket will increase in value so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance values and the basket performance factor on the final averaging date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2003 (with the exception of the underlying shares which commenced trading on April 11, 2003) to, in the case of the S&P 500 Index, the Russell 2000 Index and the underlying shares, February 8, 2008, in the case of the DJAIG Index and the EuroStoxx Index, to February 11, 2008, and in the case of the Nikkei 225 Index, to February 12, 2008, and a graph of the historical performance of the basket for the period from April 11, 2003 to February 8, 2008 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance factor is less than 100%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The EuroStoxx Index, the Nikkei 225 Index and the MSCI Emerging Markets Index, are indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Adjustments to the basket indices could adversely affect the value of the PLUS
The publisher of any of the indices can add, delete or substitute the stocks or commodity contracts, as applicable, underlying such index, and can make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the PLUS.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

Several factors have had and may in the future have an effect on the value of the DJAIG Index
Investments, such as the PLUS, linked to the prices of commodities and commodity indices such as the DJAIG Index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price and of your PLUS in varying and potentially inconsistent ways.

Higher future prices of the DJAIG Index commodities relative to their current prices may adversely affect the value of the DJAIG Index and the value of the PLUS
The DJAIG Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the DJAIG Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the DJAIG Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the DJAIG Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the DJAIG Index and, accordingly, the value of the PLUS.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the DJAIG Index and, therefore, the value of the PLUS.

Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the PLUS
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the final average value of the underlying shares for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be adversely affected.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The PLUS are subject to currency exchange rate risk
Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the securities represented in the MSCI Emerging Markets Index, the value of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. has determined the initial value and will determine the final average value of each basket component, the basket performance factor or the basket percent increase as applicable and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is not equivalent to investing in the basket components
As a holder of the PLUS, you will not have rights that holders of the basket components or exchange-traded or over-the-counter instruments related to the basket components may have.  Furthermore, investing in the PLUS is not equivalent to investing in any of the indices or their component stocks or commodities.  As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie certain of the indices.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours have carried and will continue to carry out hedging activities related to the PLUS (and to other instruments linked to the indices or their component stocks or commodities or to the underlying shares or the MSCI Emerging Markets Index), including trading in the stocks and commodities underlying the indices as well as in other instruments related to the indices or the MSCI Emerging Markets Index.  MS & Co. and some of our other subsidiaries also trade the stocks and commodities underlying the indices, other financial instruments related to the indices, the underlying shares, and other instruments related to the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the index business day immediately following the day we priced the PLUS for initial sale to the public could have increased the initial values of the basket components and, therefore, the values at which the basket components must close on the averaging dates before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the values of the basket components on the averaging dates and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain.
Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Income Taxation” in this pricing supplement, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, it is possible that an investment in the PLUS could be treated as a “constructive ownership transaction” and all or a portion of any gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $10 stated principal amount of our PLUS due November 15, 2013, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Hybrid Basket Composed of Equity and Commodity Indices and Shares.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$7,800,000

Pricing Date	February 8, 2008

Original Issue Date (Settlement Date)	February 15, 2008

Maturity Date	November 15, 2013, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled final Averaging Date.

If due to a Market Disruption Event or otherwise, the final Averaging Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such final Averaging Date as postponed.  See “—Averaging Dates” below.

Issue Price	$10 per PLUS

Stated Principal Amount	$10 per PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	61747W547

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Components	Basket Weighting
The S&P 500® Index (the “S&P 500 Index”)	25.0%
The Nikkei 225 Index (the “Nikkei 225 Index”)	18.0%
The Dow Jones-AIG Commodity IndexSM (the “DJAIG Index”)	17.0%
The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	15.0%
The Russell® 2000 Index (the “Russell 2000 Index”)	15.0%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “underlying shares”)	10.0%

Indices	The S&P 500 Index, the Nikkei 225 Index, the DJAIG Index, the EuroStoxx Index and the Russell 2000 Index (each individually, an “Index”).

Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund.

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 stated principal amount of each PLUS an amount in cash equal to (i) if the Basket Percent Increase is positive, $10 plus the Leveraged Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100%, $10 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 stated principal amount of each PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	$10 times the Basket Percent Increase times the Leverage Factor.

Leverage Factor	160%

Maximum Payment at Maturity	None.

Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Average Basket Component Value for each Basket Component minus the respective Initial Basket Component Value for such Basket Component divided by the Initial Basket Component Value of such Basket Component times (y) the Basket Component Weighting for such Basket Component.  Each such product may be expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on alternate calculations of the Final Average Values for the Basket Components, as described under “—Discontinuance of an Index; Alteration of Method of Calculation,” and “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Average Basket Component Values for each Basket Component divided by the respective Initial Basket Component Value for such Basket Component times (y) the respective Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on alternate calculations of the Final Average Values for the Basket Components, as described under “—Discontinuance of an Index; Alteration of Method of Calculation,” and “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Initial Basket Component Value
The initial value for each Basket Component is (i) in the case of the S&P 500 Index, 1,331.29, (ii) in the case of the Russell 2000 Index, 698.90, (iii) in the case of the Nikkei 225 Index, 13,021.96, (iv) in the case of the DJAIG Index, 197.873, (v) in the case of the EuroStoxx Index, 3,678.16 and (vi) in the case of the Underlying Shares, 132.30.

If any Initial Basket Component Value as finally determined by the Relevant Exchange differs from any Initial Basket Component Value specified in this pricing supplement, we will include the definitive Initial Basket Component Value in an amended pricing supplement.

Index Closing Value
With respect to the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index, the Russell 2000 Index, or any respective Successor Index, the Index Closing Value on any Index Business day will equal the closing value of the respective Index published at the regular weekday close of trading on any Index Business Day, as published under the Bloomberg symbol “SPX,” “NKY,” “SX5E” and “RTY” for the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index, respectively, or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any Successor Index.

With respect to the DJAIG Index on any Trading Day, the official settlement price of the DJAIG Index or any Successor Index published by the Index Publisher.

Closing Share Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below, the Closing Share Price for the Underlying Shares on any Trading Day means:

(i)    if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed or admitted to trading,

(ii) if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Share Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below.

Final Average Basket Component Value	The Final Average Basket Component Value shall be (i) for the Indices, the Final Average Index Value of each Index, respectively, and (ii) for the Underlying Shares, the Final Average Share Price.

Final Average Index Value
The arithmetic average of the Index Closing Values for an Index or the closing values for any respective Successor Index (as defined under “—Discontinuance of an Index; Alteration of Method of Calculation” below) on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates.”  In certain circumstances, such closing values will be based on the alternate calculation of an Index described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Final Average Share Price
The arithmetic average of the Closing Share Prices times the Adjustment Factor on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates.”  In certain circumstances, such closing values will be based on the alternate calculation of the Closing Share Price described under “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Relevant Exchange	Relevant Exchange means:

(a) with respect to the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index, the primary exchange(s) or market(s) of trading for (i) any security then included in an Index, or any Successor Index, and (ii) any futures or options contracts related to an Index or to any security then included in an Index;

(b) with respect to the DJAIG Index, the primary exchange or market of trading for any contract or commodity then included in the DJAIG Index or any Successor Index; and

(c) with respect to the Underlying Shares, the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Emerging Markets Index or any Successor Index.

Averaging Dates
With respect to each Basket Component separately, the Averaging Dates will be each of November 7, 2012, December 7, 2012, January 7, 2013, February 7, 2013, March 7, 2013, April 7, 2013, May 7, 2013, June 7 , 2013, July 7, 2013, August 7, 2013, September 7, 2013, October 7, 2013 and November 7, 2013; provided that:

(i)    with respect to the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index, if any Averaging Date is not an Index Business Day or if a Market Disruption Event occurs with respect to the S&P 500, the Nikkei 225 Index , the EuroStoxx Index or the Russell 2000 Index on any Averaging Date (an “Equity Component Disrupted Date”), then such Averaging Date (solely with respect to the affected Index) will be the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to the affected Index; provided further that the final Averaging Date will be subject to postponement in the event of an Equity Component Disrupted Date for no more than three Index Business Days,

(ii)    with respect to the Underlying Shares, if a Market Disruption Event with respect to the Underlying Shares, the MSCI Emerging Markets Index or securities representing 20% of the value of the MSCI Emerging Markets Index occurs on any Averaging Date, or if any Averaging Date is not a Trading Day (a “Share Component Disrupted Date”), the Closing Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the final Averaging Date will be subject to postponement in the event of a Share Component Disrupted Date for no more than three Trading Days, and

(iii)   with respect to the DJAIG Index, if an Averaging Date is not a Trading Day or if a Market Disruption Event relating to the DJAIG Index or one or more of the commodities contracts underlying the DJAIG Index (each an “index contract”) (a “Commodity Component Disrupted Date”) occurs on any Averaging Date, the Calculation Agent will calculate the Index Closing Value using a price (i) for each index contract that did not suffer a Market Disruption Event on such date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event occurs with respect to such index contract, providedfurther that the final Averaging Date will be subject to postponement in the event of a Commodity Component Disrupted Date for no more than three Trading Days.

If the final Averaging Date is postponed for three successive Equity Component Disrupted Dates, the Calculation Agent will determine the respective Final Average Index Value using the Index Closing Value of the affected Index as determined by the Calculation Agent in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected Index.

If the final Averaging Date is postponed for three successive Share Component Disrupted Dates, the Calculation Agent will determine the Closing Share Price on such day, as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the final Averaging Date is postponed for three successive Commodity Component Disrupted Dates, the Calculation Agent will use a price for any affected index contract equal to the arithmetic mean, as determined by the Calculation Agent on the fourth Trading Day immediately succeeding the final Averaging Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers.  Quotes of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the index contract and, using that price, determine the Index Closing Value.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the DJAIG Index last in effect prior to such Market Disruption Event or such non-Trading Day.

Trading Day
With respect to the Indices (other than the DJAIG Index) and the Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

With respect to the DJAIG Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable commodity contracts.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Market Disruption Event
Market Disruption Event means:

(a) with respect to the S&P 500, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of an Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of an Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS; and

(b)   with respect to the Underlying Shares:

(i)   the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)   the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)   the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and
(iv)   a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or

(iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

(c)          with respect to the DJAIG Index or any commodity contract underlying the DJAIG Index, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content.

For the purpose of determining whether a Market Disruption Event exists with respect to the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index, the Russell 2000 Index or the Underlying Shares at any time, if trading in a security included in such Index, or in the case of the Underlying Shares, in the MSCI Emerging Markets Index, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index, or in the case of the Underlying Shares the level of the MSCI Emerging Markets Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index, the Russell 2000 Index or the Underlying Shares or has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Index, or in the case of the Underlying Shares, on the MSCI Emerging Markets Index, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index, or in the case of the Underlying shares, to the MSCI Emerging Markets Index, and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index, or in the case of the Underlying Shares, to the MSCI Emerging Markets Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
With respect to the DJAIG Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the DJAIG Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the DJAIG Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the DJAIG Index.

Trading Disruption
With respect to the DJAIG Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the DJAIG Index on the Relevant Exchange for such contract or commodity.

Disappearance of Commodity
Reference Price
With respect to the DJAIG Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the DJAIG Index on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the DJAIG Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value for the DJAIG Index, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the DJAIG Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “Description of PLUS—Discontinuance of an Index; Alteration of Method of Calculation.”

Material Change in Formula
With respect to the DJAIG Index, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the Index Closing Value for the DJAIG Index.

Material Change in Content	With respect to the DJAIG Index, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the DJAIG Index.

Tax Disruption
With respect to the DJAIG Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent
MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the sum representing the Basket Performance Factor, such sum will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Component Values, Final Average Basket Component Values, the Basket Performance Factor, Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Anti-dilution Adjustments,” and “—Averaging Dates.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of an Index;
Alteration of Method of Calculation
If an Index Publisher discontinues publication of its respective Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value for such Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of its respective Index prior to, and such discontinuance is continuing on, an Averaging Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or futures contracts, as applicable, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently constituting the relevant Index without any rebalancing or substitution of such securities or futures contracts, as applicable, following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of the PLUS.

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index or commodities index, as applicable, comparable to such Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for such Index with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index;
Alteration of Method of Calculation
If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Share Price on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any MSCI Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Share Price and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any MSCI Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Share Price was available.

If MSCI discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as an “MSCI Successor Index”), then any subsequent Closing Share Price on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such MSCI Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an MSCI Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, any Averaging Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no MSCI Successor Index is available at such time, then the Calculation Agent will determine Closing Share Price for such date.  The Closing Share Price will be computed by the

Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the PLUS.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Closing Values of the Basket Components for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Closing Values of the Basket Components on the date of acceleration.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Index Publisher
With respect to the S&P 500 Index, the Standard & Poor’s® Corporation, with respect to the Nikkei 225 Index, Nikkei Inc.,  with respect to the DJAIG Index, Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp., with respect to the EuroStoxx Index, Stoxx® Limited, with respect to the Russell 2000 Index, the Frank Russell Company, and with respect to the MSCI Emerging Markets Index, Morgan Stanley Capital International Inc., or, in each case, any respective successor publisher thereof.

The Indices
We have derived all information contained in this pricing supplement regarding the Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information.  Such information reflects the policies of, and is subject to change by the respective Index Publishers.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the

“Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index.  In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the Index will include any Successor Index and references to S&P will include any successor to S&P.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei, Inc., which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one- third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•    Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

•    Financials — Banks, Miscellaneous finance, Securities, Insurance

•    Consumer Goods — Marine products, Food, Retail, Services

•    Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

•    Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

•    Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri- Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

The Dow Jones AIG Commodity IndexSM

We have derived all information contained in this pricing supplement  regarding the Dow Jones–AIG Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp. (“AIG-FP”).  The Dow Jones–AIG Commodity Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP.  We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones–AIG Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones–AIG Commodity Index.  The value of the Dow Jones–AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones–AIG Commodity Index.

The PLUS are linked to the Dow Jones–AIG Commodity Index and not the Dow Jones–AIG Commodity Index Total Return.  The Dow Jones–AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones–AIG Commodity

 Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones–AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

The Dow Jones–AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Dow Jones–AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Dow Jones–AIG Commodity Index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Dow Jones–AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones–AIG Commodity Index is a proprietary Dow Jones–AIG Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates.  The methodology for determining the composition and weighting of the Dow Jones–AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Dow Jones–AIG Commodity Index Committee

Dow Jones and AIG-FP have established the Dow Jones–AIG Commodity Index Committee (the “Committee”) to assist them in connection with the operation of the Dow Jones–AIG Commodity Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones–AIG Commodity Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones–AIG Commodity Index

Commodities Available For Inclusion in the Dow Jones–AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones–AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones–AIG Commodity Index selected for 2007 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Dow Jones–AIG Commodity Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.  The Designated Contracts for the commodities included in the Dow Jones–AIG Commodity Index for 2008 are as follows:

Commodity	Designated Contract	Exchange	Target Weighting(1)(2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE	3.00%
Copper*	High Grade Cooper	COMEX	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1) The Dow Jones–AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones–AIG Commodity Index.

(2) The column in the above table titled “Target Weighting”  reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones–AIG Commodity Index.

In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones–AIG Commodity Index.

The composition of the Dow Jones–AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones–AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-AIG are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones–AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Dow Jones–AIG Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones–AIG Commodity Index (the “Index Commodities”) and their respective percentage weights.

The Dow Jones–AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Dow Jones–AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index as of January of the applicable year:

•      No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones–AIG Commodity Index.

•      No single commodity may constitute more than 15% of the Dow Jones–AIG Commodity Index.

•      No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones–AIG Commodity Index.

•      No single commodity that is in the Dow Jones–AIG Commodity Index may constitute less than 2% of the Dow Jones–AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones–AIG Commodity Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones–AIG Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones–AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones–AIG Commodity Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Dow Jones–AIG Commodity Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Dow Jones–AIG Commodity Index value to calculate the current Dow Jones–AIG Commodity Index value.

The Dow Jones–AIG Commodity Index is a Rolling Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Dow Jones–AIG Commodity Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Dow Jones–AIG Commodity Index is, therefore, a “rolling Dow Jones–AIG Commodity Index”.

Dow Jones–AIG Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Dow Jones–AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones–AIG Commodity Index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index on that day,

•	the settlement value of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones–AIG Commodity Index, or

•	with respect to any futures contract used in the calculation of the Dow Jones–AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

The Dow Jones EuroStoxx 50 Index

The Dow Jones EURO STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, was created by STOXX® Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange.  Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.  The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website.  Morgan Stanley obtained all information contained in this prospectus supplement regarding the Euro STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, STOXX Limited.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Euro STOXX 50 Index.  STOXX Limited is under no obligation to continue to publish the Euro STOXX 50 Index and may discontinue publication of the Euro STOXX 50 Index at any time.

Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in

August.  The component stocks are announced the first trading in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The Euro STOXX 50 Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Euro STOXX 50 Index Calculation. The Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

Index	=	free float market capitalization of the Euro STOXX 50 Index
divisor

The “free float market capitalization of the Euro STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

The divisor for the Euro STOXX 50 Index is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend:

Adjusted price = closing price – announced dividend x (1 – withholding tax)

Divisor: decreases

(2)	Special cash dividend:

Adjusted price = closing price – announced dividend x (1 – withholding tax)

Divisor: decreases

(3)	Split and reverse split:

Adjusted price = closing price x A/B

New number of shares = old number of shares x B / A

Divisor: no change

(4)	Rights offering:

Adjusted price = (closing price x A + subscription price x B) / (A + B)

New number of shares = old number of shares x (A + B) / A

Divisor: increases

(5)	Stock dividend:

Adjusted price = closing price x A / (A + B)

New number of shares = old number of shares x (A + B) / A

Divisor: no change

(6)	Stock dividend of another company:

Adjusted price = (closing price x A - price of other company x B) / A

Divisor: decreases

(7)	Return of capital and share consideration:

Adjusted price = (closing price - dividend announced by company x (1-withholding tax)) x A / B
New number of shares = old number of shares x B / A

Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender x old number of shares ) - (tender price x number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price x A - price of spun-off shares x B) / A

Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price x A + subscription price x C x (1 + B / A)) / ((A + B) x ( 1 + C / A))

New number of shares = old number of shares x ((A + B) x (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price x A + subscription price x C) / ((A + C) x (1 + B / A))

New number of shares = old number of shares x ((A + C) x (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price x A + subscription price x C) / (A + B + C)

New number of shares = old number of shares x (A + B +C) / A

Divisor: increases

The Russell 2000® Index

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Frank Russell Company.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index.  Frank Russell Company is under no obligation to continue to publish the Russell 2000 Index and may discontinue publication of the Russell 2000 Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.  To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index.  In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

• ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•     Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•      Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

• Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•      Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•     “No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•     Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•     When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

•     Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•     Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index.  Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding the Company from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Company.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Company is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Company could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Company.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Company, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The PLUS is not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”).  As of June 2006, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg

Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.  Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the PLUS.  Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours.  MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE

OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL SHARE PRICE AND THE PAYMENT AT MATURITY.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the PLUS to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2003 (with the exception of the underlying shares which commenced trading on April 11, 2003) to, in the case of the S&P 500 Index, the Russell 2000 Index and the Underlying Shares, February 8, 2008, in the case of the DJAIG Index and the EuroStoxx Index, to February 11, 2008, and in the case of the Nikkei 225 Index, to February 12, 2008.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the specified period.  The closing values for the S&P 500 Index, the Russell 2000 Index and the Underlying Shares on February 8, 2008 were 1,331.29, 698.90 and 132.30, respectively.  The closing values for the DJAIG Index and the EuroStoxx Index on February 11, 2008 were 197.873 and 3,678.16, respectively.  The closing value of the Nikkei 225 Index on February 12, 2008 was 13,021.96.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percent Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

S&P 500 Index Historical High, Low and Period End Closing Values January 1, 2003 through February 8, 2008

	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through February 8, 2008)	1,447.16	1,310.50	1,331.29

S&P 500 Index Weekly Closing Values – January 3, 2003 to February 8, 2008

Nikkei 225 Index Historical High, Low and Period End Closing Prices January 1, 2003 through February 12, 2008

	High	Low	Period End
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter	18,261.98	15,273.68	16,785.69
Fourth Quarter	17,458.98	14,837.66	15,307.78
2008
First Quarter (through February 12, 2008)	14,691.41	12,573.05	13,021.96

Nikkei 225 Index Weekly Closing Values – January 3, 2003 to February 8, 2008

Dow Jones AIG Commodity Index Historical High, Low and Period End Closing Prices January 1, 2003 through February 11, 2008
	High	Low	Period End
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter (through February 11, 2008)	197.877	181.157	197.873

Dow Jones AIG Commodity Index Weekly Closing Values – January 3, 2003 to February 8, 2008

Dow Jones EuroStoxx 50 Index Historical High, Low and Period End Closing Prices January 1, 2003 through February 11, 2008

	High	Low	Period End
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Third Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter (through February 11, 2008)	4,339.23	3,577.99	3,678.16

Dow Jones EuroStoxx 50 Index Weekly Closing Values – January 3, 2003 to February 8, 2008

Russell 2000 Index Historical High, Low and Period End Closing Prices January 1, 2003 through February 8, 2008

	High	Low	Period End
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through February 8, 2008)	753.55	671.57	698.90

Russell 2000 Index Weekly Closing Values – January 3, 2003 to February 8, 2008

Shares of the iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices April 11, 2003 through February 8, 2008

	High	Low	Period End
2003
Second Quarter (from April 11, 2003)	40.867	33.233	39.967
Third Quarter	47.660	40.400	45.310
Fourth Quarter	54.643	46.500	54.643
2004
First Quarter	59.507	55.150	58.500
Second Quarter	60.613	47.653	53.877
Third Quarter	57.500	50.890	57.500
Fourth Quarter	67.283	56.700	67.283
2005
First Quarter	73.950	63.633	67.600
Second Quarter	73.110	65.100	71.600
Third Quarter	85.020	71.830	84.880
Fourth Quarter	89.500	75.150	88.250
2006
First Quarter	100.780	91.550	99.000
Second Quarter	111.100	81.950	93.900
Third Quarter	99.300	87.600	96.770
Fourth Quarter	114.600	95.300	114.170
2007
First Quarter	118.630	105.290	116.500
Second Quarter	133.200	117.450	131.650
Third Quarter	150.400	118.500	149.450
Fourth Quarter	167.190	141.530	150.300
2008
First Quarter (through February 8, 2008)	151.100	130.339	132.300

Shares of the iShares MSCI Emerging Markets Index Fund Daily Closing Values – April 11, 2003 to February 8, 2008

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above at February 8, 2008).  The graph covers the period from April 11, 2003 to February 8, 2008 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the PLUS.  The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Index Business Day immediately following the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in stocks or commodities underlying the Indices and in Underlying Shares, in futures or options contracts on the Indices, the Underlying Shares or any component stocks or commodities of the Indices or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have increased the values of the Basket Components, and, therefore, increased the values at which the Basket Components must close on the Averaging Dates before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks and commodities underlying the Indices or the MSCI Emerging Markets Index futures or options contracts on the stocks or commodities underlying the Indices or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Averaging Dates.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $0.30 per PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the PLUS against payment therefor in New York, New York on February 15, 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or its component stocks, commodities or the Underlying Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley	Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P, of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the PLUS.  S&P has no obligation to take our needs or the needs of the owners of the PLUS into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The PLUS have not been passed on by the S&P as to their legality or suitability.  The PLUS are not issued, endorsed, sold or promoted by the S&P.  S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE PLUS.

License Agreement between
Nikkei Inc. and Morgan Stanley
As of the Original Issue Date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the PLUS.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index.  Nikkei Inc. has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index.  In addition, Nikkei Inc. has no relationship to us or the PLUS; it does not sponsor, endorse, authorize, sell or promote the PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the PLUS or with the calculation of the return on your investment.

License Agreement among Dow Jones,
AIG-FP and Morgan Stanley
Dow Jones, AIG-FP and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Dow Jones–AIG Commodity Index, which is published by Dow Jones, in connection with certain securities, including the PLUS.

The license agreement between Dow Jones, AIG-FP and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly.  The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Dow Jones–AIG Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the PLUS.  Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the PLUS into consideration in determining, composing or calculating the Dow Jones–AIG Commodity Index.  None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to PLUS customers, in connection with the administration, marketing or trading of the PLUS.  Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the PLUS.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones–AIG Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones–AIG Commodity Index, and PLUS.

This pricing supplement relates only to the PLUS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones–AIG Commodity Index components.  Purchasers of the PLUS should not conclude that the inclusion of a futures contract in the Dow Jones–AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in the this pricing supplement regarding the Dow Jones–AIG Commodity Index components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–AIG Commodity Index components in connection with the PLUS.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED

THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

“Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the PLUS.

License Agreement between
STOXX Limited
and Morgan Stanley
STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the PLUS.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited.  STOXX Limited makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly.  STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the PLUS.  STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the PLUS into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the PLUS.

License Agreement between
Frank Russell Company and Morgan Stanley
Frank Russell Company and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with the PLUS.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company.  Frank Russell Company makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same.  Frank Russell Company’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities or PLUS upon which the Russell 2000 Index is based.  Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000 Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the PLUS.  Frank Russell Company is not responsible for and has not reviewed the PLUS nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index.  Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the PLUS.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23,

95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.

This discussion only applies to initial investors in the PLUS who:

•	purchase the PLUS at their “issue price”; and
•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities, commodities, or foreign currencies;
•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction, or a constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons liable for the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

In addition, we will not attempt to ascertain whether any issuer of stock to which this PLUS relates (an “Underlying Issuer”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, or retirement of a PLUS.  You should refer to information filed with the SEC or another governmental authority by the Underlying Issuers and consult your tax adviser regarding the possible consequences to you if any Underlying Issuers are or become PFICs or USRPHCs.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local, or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS are urged to consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

General

Under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange, or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange, or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule.  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares® MSCI Emerging Markets Index Fund (the “Underlying RIC Shares”)).  Under the “constructive ownership” rule, if an investment in the PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying RIC Shares as a Basket Component, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the constructive ownership regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Accordingly, prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that, is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder is urged to consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange, or Settlement of the PLUS

In general.  Assuming the characterization of the PLUS as set forth above is respected, and subject to the discussion above concerning the possible applicability of Section 897 of the Code, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the PLUS.  If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the notice described in “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the PLUS” is the degree, if any, to which any income with respect to instruments such as the PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including the possible implications of this notice.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the PLUS.  However, in the event of a change of law or any formal or informal guidance by the IRS or Treasury, we may decide to withhold on payments made with respect to the PLUS, and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The certification procedures described above under “―Tax Treatment upon Sale, Exchange, or Settlement of the PLUS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.